Exhibit 99.2

Freeport-McMoRan Announces

Increase in Aggregate Purchase Price of

Offers to Purchase Certain Outstanding Senior Notes

PHOENIX, AZ, July 13, 2020 — Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has amended its previously announced tender offers to increase the aggregate purchase price from up to $800 million to $1.5 billion (the principal amount of Notes that does not cause such amount to be exceeded, subject to further increase, decrease or elimination, the Aggregate Maximum Tender Cap) that it may use to purchase a portion of its outstanding 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and 4.55% Senior Notes due 2024 (collectively, the Notes), upon the terms and conditions set forth in the Offer to Purchase, dated July 13, 2020. In addition, FCX also increased the financing condition to the tender offers. Holders of the Notes are urged to carefully read the Offer to Purchase, which sets forth a more detailed description of the tender offers, before making any decision with respect to the tender offers. No other terms of the previously announced tender offers have changed.

The increase in the Aggregate Maximum Tender Cap reflects the increase in the size of FCX’s previously announced debt financing, which was increased to $1.5 billion from the previously announced $800 million aggregate principal amount. The net proceeds from such debt financing and, if necessary, cash on hand or available liquidity, will be used to fund the tender offers.

Holders who have already validly tendered (and not validly withdrawn) their Notes do not need to re-tender their Notes. The tender offers are still subject to the acceptance priorities set forth in the table below and the 2024 SubCap (as defined herein).

Series of Notes	CUSIP Number(s)	Aggregate Principal Amount Outstanding (in millions)	SubCap(1) (in millions)	Acceptance Priority Level	Tender Consideration(2)	Early Tender Premium	Total Consideration (2)(3)
3.55% Senior Notes due 2022	35671DAU9	$805.7	—	1	$1,002.50	$30.00	$1,032.50

3.875% Senior Notes due 2023	35671DAX3 U31386AE2 35671DAZ8	$1,922.5	—	2	$1,010.00	$30.00	$1,040.00
4.55% Senior Notes due 2024	35671DBL8	$850.0	$100.0	3	$1,020.00	$30.00	$1,050.00

(1)	SubCap is based on the aggregate principal amount of 2024 Notes (as defined below) validly tendered (and not validly withdrawn) and accepted for purchase by FCX as described below.
(2)

Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by FCX. Excludes accrued and unpaid interest, which will be paid on Notes accepted for purchase by FCX as described below.

(3)	Includes the $30.00 Early Tender Premium.

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FCX will not be obligated to accept for purchase any Notes pursuant to the tender offers unless certain conditions are satisfied or waived by FCX, including FCX having obtained a minimum of $1.5 billion in gross proceeds from one or more debt financings (increased from $800 million in gross proceeds). No tender offer is conditioned on any minimum amount of Notes being tendered or the consummation of the other tender offers. Subject to applicable law, FCX may still amend, extend or terminate any of the tender offers in its sole discretion. Subject to the Aggregate Maximum Tender Cap and the acceptance priority levels, the aggregate principal amount of 4.55% Senior Notes due 2024 (the 2024 Notes) to be purchased by FCX will not exceed $100 million, excluding accrued but unpaid interest (subject to increase, decrease or elimination, the 2024 SubCap).

Each tender offer will still expire at 11:59 p.m., New York City time, on August 7, 2020, unless extended, or earlier expired or terminated by FCX (such time and date, as the same may be extended, or earlier expired or terminated by us in our sole discretion with respect to one or more series of Notes, the Expiration Date). Tendered Notes may still be withdrawn at or prior to 5:00 p.m., New York City time, on July 24, 2020, by following the procedures in the Offer to Purchase, but may not thereafter be validly withdrawn, except as provided for in the Offer to Purchase or required by applicable law.

Holders of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on July 24, 2020 (such time and date, as the same may be extended by FCX in its sole discretion with respect to one or more series of Notes, the Early Tender Deadline) in order to be eligible to receive the applicable Total Consideration, which includes the Early Tender Premium for the Notes of $30.00 per $1,000 principal amount of Notes tendered. Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the applicable Tender Consideration, as set forth in the table above. Accrued and unpaid interest will be paid on all Notes validly tendered and accepted for purchase from the last applicable interest payment date up to, but not including, the applicable Settlement Date.

The order of priority for the purchase of the Notes is shown in the table above, with “1” being the highest acceptance priority level and “3” being the lowest acceptance priority level. If purchasing all of the validly tendered and not validly withdrawn Notes of a given acceptance priority level on the applicable Settlement Date would cause the Aggregate Maximum Tender Cap to be exceeded on such Settlement Date, or, in the case of the 2024 Notes, if the aggregate principal amount of the 2024 Notes validly tendered and not validly withdrawn is greater than the 2024 SubCap, FCX will accept for purchase such Notes on a pro rata basis, so as to not exceed the Aggregate Maximum Tender Cap and/or the 2024 SubCap, as applicable (with adjustments to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).

Subject to the Aggregate Maximum Tender Cap and the 2024 SubCap, FCX will continue to accept Notes for purchase as follows: (1) with respect to Notes tendered at or prior to the Early Tender Deadline, all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a higher acceptance priority level will be accepted before any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a lower acceptance priority level are accepted and (2) with respect to Notes tendered after the Early Tender Deadline and at or prior to the Expiration Date, all Notes validly tendered and not validly withdrawn after the Early Tender Deadline having a higher acceptance priority level will be accepted before any Notes validly tendered and not validly withdrawn after the Early Tender Deadline having a lower acceptance priority level are accepted. For the avoidance of doubt, Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline, subject to the Aggregate Maximum Tender Cap and the 2024 SubCap, will be accepted for purchase in priority to other Notes validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, even if such Notes validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date have a higher acceptance priority level than Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline.

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FCX continues to reserve the right, but is under no obligation, at any time after the Early Tender Deadline and before the Expiration Date, to accept for purchase any Notes that have been validly tendered and not validly withdrawn at or prior to the Early Tender Deadline on a date determined at FCX’s option (such date, if any, the Early Settlement Date). FCX still currently expects the Early Settlement Date, if any, to occur on July 28, 2020. If FCX chooses to exercise its option to have an Early Settlement Date, FCX will purchase any remaining Notes that have been validly tendered and not validly withdrawn after the Early Tender Deadline and at or prior to the Expiration Date, subject to the Aggregate Maximum Tender Cap, the 2024 SubCap, the application of the acceptance priority levels and all conditions to the tender offers having been satisfied or waived by FCX, on a date following the Expiration Date (the Final Settlement Date, and each of the Early Settlement Date and the Final Settlement Date, a Settlement Date). The Final Settlement Date is expected to occur promptly following the Expiration Date, and is still currently expected to occur on August 11, 2020, unless extended by FCX. If FCX chooses not to exercise its option to have an Early Settlement Date, FCX will purchase all Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date, subject to the Aggregate Maximum Tender Cap, the 2024 SubCap, the application of the acceptance priority levels and all conditions to the tender offers having been satisfied or waived by FCX, on the Final Settlement Date. Tenders of Notes submitted after the Expiration Date will not be valid.

FCX has retained J.P. Morgan Securities LLC, BofA Securities and Citigroup Global Markets Inc. as dealer managers for the tender offers. D.F. King & Co., Inc. is the Tender and Information Agent for the tender offers. For additional information regarding the terms of the tender offers, please contact J.P. Morgan Securities LLC collect at (212) 834-3424 or toll-free at (866) 834-4666, BofA Securities collect at (980) 388-3646 or email debt_advisory@bofa.com or Citigroup Global Markets Inc. collect at (212) 723-6106 or toll-free at (800) 558-3745. Requests for copies of the Offer to Purchase and questions regarding the tendering of Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers) or (800) 549-6864 (all others, toll-free) or email fcx@dfking.com.

This press release is for informational purposes only and does not constitute an offer to purchase securities or a solicitation of an offer to sell any securities or an offer to sell or the solicitation of an offer to purchase any securities nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

None of FCX, the Tender and Information Agent, the Dealer Managers or the Trustee (nor any of their respective directors, officers, employees or affiliates) makes any recommendation as to whether holders should tender their Notes pursuant to any of the tender offers, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX’s website at “fcx.com.”

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts, such as plans, projections or expectations related to the proposed tender offers and the debt financing, including the use of proceeds therefrom. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” future” and any similar expressions are intended to identify those assertions as forward-looking statements. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in

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the forward-looking statements. Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, FCX’s ability to consummate the tender offers and debt financing; the possibility that FCX’s existing noteholders will not be receptive to the tender offers; corporate developments that could preclude, impair or delay the aforementioned transactions due to restrictions under the federal securities laws; changes in the credit ratings of FCX; changes in FCX’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions; the duration and scope of and uncertainties associated with the COVID-19 pandemic, and the impact thereof on commodity prices, FCX’s business and the global economy and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each filed with the SEC, as updated by FCX’s subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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